This Note and the indebtedness evidenced hereby are subject to the terms of that certain Subordination Agreement between the Lender and TD Banknorth, N.A. dated as of September 24, 2007 (the “Subordination Agreement”) and this Note and the indebtedness evidenced hereby are subordinated in the manner and to the extent set forth in such Subordination Agreement, and each holder of this Note, by its acceptance hereof, shall be bound by the subordination provisions of the Subordination Agreement.

Unsecured Subordinated Bridge Loan Promissory Note

$965,000.00	October 4, 2007

FOR VALUE RECEIVED, KNOWFAT FRANCHISE COMPANY, INC., a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of UFOOD RESTAURANT GROUP, INC. (f/k/a UFood Franchise Company), a Nevada corporation (hereinafter called the “Lender”), c/o Gottbetter & Partners LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022, the principal sum of Nine Hundred Sixty Five Thousand Dollars ($965,000.00) (the “Loan”), in lawful money of the United States of America and in immediately available funds.

1. The outstanding principal balance of this Note, together with accrued and unpaid interest thereon, shall be due and payable on February 1, 2008 (the “Due Date”), which Due Date may be extended by the Borrower and the Lender in writing; provided, however, that upon the consummation of a merger between the Borrower and the Lender, or an affiliate of the Lender (the “Merger”), all indebtedness evidenced hereby shall be deemed canceled and paid in full.

2. This Note shall bear interest at the rate of nine percent (9%) per annum on the unpaid principal balance hereof. Interest shall be calculated on the basis of a year of three hundred sixty (360) days applied to the actual days on which there exists an unpaid balance under this Note.

3. Interest only shall be payable monthly in arrears, commencing thirty (30) days from the date hereof. Thereafter, on the first business day of each month through and including the month in which the Due Date occurs, the Borrower shall pay monthly installments of interest only.

4. Upon an “Event of Default,” as defined in the Bridge Loan Agreement described below, the rate of interest accruing on the unpaid principal balance of this Note shall increase to fifteen percent (15%) per annum. Such default interest rate shall continue until all defaults are cured.

5. This Note is subject to the terms of a Bridge Loan Agreement (the “Bridge Loan Agreement”) dated September 24, 2007 by and among the Borrower and the Lender. All capitalized and undefined terms herein shall have the meaning given them in the Bridge Loan Agreement.

6. The payment of the principal of and interest on this Note is subordinated, to the extent and in the manner provided for in the Subordination Agreement, to the prior full, final and indefeasible payment of the Senior Indebtedness (as defined in the Subordination Agreement).

7. Upon the occurrence of an Event of Default under the Bridge Loan Agreement, the entire principal amount outstanding hereunder and all accrued interest hereon, together with all other sums due hereunder, shall, as provided in the Bridge Loan Agreement, become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default is cured (or waived by the Lender), the Borrower shall use its reasonable best efforts to ensure that the Merger and the Transactions are consummated.

8. In addition to the rights and remedies given it by this Note, the Lender shall have all those rights and remedies allowed by applicable laws. The rights and remedies of the Lender are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. The Borrower shall be liable for all commercially reasonable costs, expenses and attorneys’ fees incurred by the Lender in connection with the collection of the indebtedness evidenced by the Note.

9. To the extent permitted by applicable law, the Borrower waives all rights and benefits of any statute of limitations, moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided or which may hereafter by provided by law, both as to itself and as to all of its properties, real and personal, against the enforcement and collection of the indebtedness evidenced hereby.

10. All notices, requests, demands, and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by a nationally-recognized overnight courier service or sent by the United States, certified, postage prepaid, return receipt requested, at the addresses designated in the Bridge Loan Agreement or such other address as the parties may designate to each other in writing.

11. This Note or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by the Borrower and the Lender. The Borrower may not assign or transfer its obligation hereunder without the prior written consent of the Lender.

12. The term “the Borrower” shall include each person and entity now or hereafter liable hereunder, whether as maker, successor, assignee or endorsee, each of whom shall be jointly, severally and primarily liable for all of the obligations set forth herein.

13. If any provision of this Note shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if this Note had never contained the invalid or unenforceable provision.

14. This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law provision or rule. Any controversy or dispute arising out of or relating to this Note shall be settled solely and exclusively in accordance with the provisions of the Bridge Loan Agreement, which provisions are incorporated by reference herein as though fully set forth.

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IN WITNESS WHEREOF, the undersigned Borrower has caused the due execution of this Bridge Loan Promissory Note as of the day and year first herein above written.

KNOWFAT FRANCHISE COMPANY, INC.

By:
Name:	George Naddaff
Title:	Chairman and Chief Executive Officer